EXHIBIT 99.1

  Davel Communications, Inc. Reports Financial Results for the Year
                       Ended December 31, 2003

    CLEVELAND--(BUSINESS WIRE)--March 30, 2004--Davel Communications, Inc. (OTCBB:DAVL) ("Davel" or "Company") today announced financial results for the year ended December 31, 2003. The financial results in 2003 and part of 2002 include the results of PhoneTel Technologies, Inc. ("PhoneTel") which have been reflected in the Company's operations since July 24, 2002, the date on which the Company acquired PhoneTel.
    Total revenues were $81.8 million compared to $77.0 million in 2002. Total revenues in 2003 include $8.3 million of revenue for the recovery of prior years' dial-around compensation relating to a mandatory industry-wide reconciliation among long-distance carriers and payphone providers resulting from retroactive rate changes ordered by the FCC. In 2002, the Company incurred $3.8 million of charges relating to this reconciliation. Without these adjustments total revenues decreased $7.3 million, or 9.0%, due to a reduction in the average number of payphones in service and a decline in revenues per phone. The decline in revenues per phone is attributable to the decline in payphone usage arising from the impact of wireless communications, which has resulted in the continuing strategic removal of low revenue payphones.
    Operating expenses were $94.2 million compared to $93.4 million last year. Operating expenses reflect reductions in telephone charges of $2.2 million in 2003 and $7.7 million in 2002 resulting from refunds received from local exchange carriers under the FCC's "New Services Test" and end user common line charges. In 2002, operating expenses also include $2.9 million of merger related expenses resulting from the elimination of the redundant headquarters facility and personnel in Tampa, FL. Without these items, operating expenses would have been slightly lower than last year.
    The Company's operating loss increased from $16.4 million in 2002 to $39.5 million in 2003, primarily due to asset impairment charges of $27.1 million in 2003 caused by the write-down of the carrying values of the Company's payphone assets and goodwill to their fair values. Excluding the asset impairment charges, the Company's operating loss would have been $4.0 million, or 24.4%, lower than last year.
    The net loss for the year was $46.2 million, or $0.08 per common share, compared to net income of $151.8 million, or $0.56 per common share, in 2002. The 2002 net income includes a non-cash gain of $181.0 million relating to the Company's debt-for-equity exchange immediately prior to the PhoneTel merger in which the Company exchanged approximately $219.0 million of indebtedness for approximately 380.6 million shares of common stock. Following the debt-for-equity exchange and the PhoneTel merger, the Company had approximately 615.0 million shares of common stock outstanding.
    On February 24, 2004, the Company executed an amendment to its secured credit agreement that waives compliance with certain financial covenants through the date of the amendment and certain payments that were previously due under the credit agreement. The amendment also reduces the minimum amount of earnings (as defined in the credit agreement) that the Company is required to maintain and reduces the minimum payments due through the maturity date on December 31, 2005 to $130,000 per month, plus 100% of any regulatory receipts (as defined in the credit agreement) received by the Company. In addition, the Company has engaged in discussions with its lenders regarding the possible restructuring of its $126.7 million debt outstanding under the secured credit agreement. Any such restructuring could potentially include a debt-for-equity exchange that may substantially dilute the interests of the Company's existing non-lender shareholders. There can be no assurance that the Company's lenders, who own more than 95% of the Company's common stock, will be willing to negotiate a reduction in the outstanding balance due under the secured credit agreement.
    Founded in 1979, Davel is the largest independent provider of pay telephones and related services in the United States with operations in 46 states and the District of Columbia. Davel serves a wide array of customers operating principally in the shopping center, hospitality, health care, convenience store, university, service station, retail and restaurant industries.

    Forward-Looking Statements

    Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements" that are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See the Company's Form 10-K for the year ended December 31, 2003 for a discussion of such risks, uncertainties, and other factors. These forward-looking statements are based on management's expectations as of the date hereof, and the Company does not undertake any responsibility to update any of these statements in the future.


DAVEL COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for share and per share amounts)
----------------------------------------------------------------------

                                                    Year Ended
                                                    December 31
                                             -------------------------
                                                 2003         2002
                                             ------------ ------------
Revenues
     Coin calls                                  $50,132      $56,952
     Non-coin calls                               23,335       23,807
     Dial-around compensation adjustments          8,306       (3,807)
                                             ------------ ------------
                                                  81,773       76,952

Operating expenses
     Operating expenses                           94,166       93,385
     Asset impairment charges                     27,141            -
                                             ------------ ------------
                                                 121,307       93,385
                                             ------------ ------------

Loss from operations                             (39,534)     (16,433)

     Interest expense (net)                       (6,559)     (13,037)
     Gain on debt extinguishment                       -      180,977
     Other income (expense)                          (98)         244
                                             ------------ ------------
Net income (loss)                               $(46,191)    $151,751
                                             ============ ============

Basic and diluted earnings (loss) per share       ($0.08)       $0.56
                                             ============ ============

Weighted average shares outstanding, basic
 and diluted                                 615,018,963  272,598,189
                                             ============ ============


CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
----------------------------------------------------------------------

                                                    December 31
                                             -------------------------
                                                 2003         2002
                                             ------------ ------------
Assets
     Total current assets                        $18,672      $26,947
     Property and equipment, net                  22,878       41,855
     Intangible assets, net                        6,746       18,043
     Goodwill                                          -       17,455
     Other assets                                  2,026        2,316
                                             ------------ ------------
     Total assets                                $50,322     $106,616
                                             ============ ============

Liabilities and shareholders' deficit
     Current liabilities                         $26,861      $44,697
     Long-term debt                              125,962      118,229
     Shareholders' deficit                      (102,501)     (56,310)
                                             ------------ ------------
     Total liabilities and shareholders'
      deficit                                    $50,322     $106,616
                                             ============ ============


    CONTACT: Davel Communications, Inc., Cleveland
             Woody McGee or Donald L. Paliwoda, 216-241-2555